For Immediate Release                    Contact:    Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
(201) 444-7100

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ –January 19, 2017 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.03 per share cash dividend. Common stockholders of record as of February 1, 2017 will be paid the dividend on February 15, 2017.
In announcing the dividend, Chairman Richard Culp stated, “We are pleased to recognize shareholders with this dividend which represents the seventy-seventh consecutive quarterly dividend since 1998.”
Paul Van Ostenbridge, President and Chief Executive Officer continued, “The Board of Directors remains dedicated to our shareholders as well as the bank’s unique tithing mission.”
Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank (ASB) is a full-service community bank serving both individuals and businesses. ASB is known for tithing, or sharing, 10% of its taxable income with Christian and local charities. To date, ASB’s total tithing donations total $8.8 million. ASB maintains 11 banking locations in NJ, including; Hawthorne, Midland Park, Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Westwood, Wyckoff and two offices in Wayne. ASB invites you to visit their website at www.asbnow.com for additional information and to learn more.